 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 28, 2016

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS SALES UP 6.6%
FOR THE QUARTER ENDED MARCH 31, 2016

•	Q1 revenue of $138.1 million ($140.0 million in constant currency), up 6.6% as reported, up 8.0% on a comparable, constant currency basis

•	Q1 non-GAAP EPS was $0.19; GAAP EPS was $0.10

•	Q1 2016 non-GAAP gross margin was 45.9%, compared to 44.9% in Q1 2015; Q1 2016 GAAP gross margin was 43.5%, compared to 42.7% for Q1 2015

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced sales of $138.1 million for the quarter ended March 31, 2016, an increase of 6.6% over sales of $129.6 million for the quarter ended March 31, 2015. On a constant currency basis, sales for the quarter ended March 31, 2016 would have been up 8% over sales for the comparable quarter of 2015.

Merit’s non-GAAP net income for the quarter ended March 31, 2016 was $8.3 million, or $0.19 per share, up 5.4% compared to $7.9 million, or $0.18 per share, for the quarter ended March 31, 2015. Merit’s GAAP net income for the first quarter of 2016 was $4.4 million, or $0.10 per share, compared to $5.2 million, or $0.12 per share, for the first quarter of 2015.

Revenues from Merit's core and endoscopy business grew 6.2% and 15.0%, respectively, for the quarter ended March 31, 2016, compared to the corresponding period of 2015.

Merit’s sales by category for the quarter ended March 31, 2016, compared to the quarter ended March 31, 2015, were as follows:

		Three Months Ended March 31,
	% Change	2016	2015
Cardiovascular
Stand-alone devices	16.5%	$43,331	$37,179
Custom kits and procedure trays	4.3%	28,879	27,686
Inflation devices*	-5.2%	17,712	18,690
Catheters	1.9%	23,899	23,457
Embolization devices	3.8%	10,783	10,392
CRM/EP	7.9%	7,940	7,360
Total	6.2%	132,544	124,764

Endoscopy
Endoscopy devices	15.0%	5,533	4,813

Total	6.6%	$138,077	$129,577
* The year-over-year sales decrease in inflation devices can be attributed primarily to reduced sales to a large OEM customer and two large distributors.

“The first three months of 2016 were very eventful and we believe will have a positive impact on Merit for many years to come,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “We closed a transaction in early February with CryoLife, Inc. to acquire the HeRO®Graft product line. We are operating ahead of our plan, with HeRO sales ahead of our 9% forecast and manufacturing commencing two months ahead of schedule at our South Jordan facility. We plan to introduce the Super HeRO™ in the next few months.”

“Our new facility in Mexico reached the point of break-even operations in March,” Lampropoulos said. “A few new product lines were transferred there in early April, which we believe will continue to support our plan of gross margin improvement.”

“Our new direct sales operation in Australia is performing ahead of schedule, and our new direct operation in Canada commenced April 1,” Lampropoulos continued. “With the recent approval of the Corvocet™ Biopsy System, product line extensions in our One-Step™ Centesis line and Elation® Balloon Dilators, and several other planned introductions, we look forward to reporting our progress in the future.”

“Finally, on a subject difficult to discuss, a major disruption of a competitor has created substantial opportunity for us,” Lampropoulos added. “We do not intend to comment further on this situation until our second quarter report. It is our hope, however, that this worthy competitor is able to regain its footing as soon as possible.”

CONFERENCE CALL
Merit will hold its investor conference call (conference ID 78059341) today, Thursday, April 28, 2016, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The telephone numbers to call are (domestic) 877-313-5341 and (international) 253-336-8671. A live webcast will also be available for the conference call at merit.com.

BALANCE SHEET
(In thousands)

	March 31, 2016 (Unaudited)	December 31, 2015

ASSETS
Current Assets
Cash and cash equivalents	$5,162	$4,177
Trade receivables, net	71,574	70,292
Employee receivables	263	217
Other receivables	5,501	6,799
Inventories	110,726	105,999
Prepaid expenses	6,181	5,634
Prepaid income taxes	3,049	2,955
Deferred income tax assets	7,049	7,025
Income tax refunds receivable	504	905
Total Current Assets	210,009	204,003

Property and equipment, net	272,891	267,778
Intangibles, net	119,809	109,354
Goodwill	187,047	184,472
Deferred income tax assets	—	—
Other assets	13,664	13,121
Total Assets	$803,420	$778,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	39,104	37,977
Accrued expenses	33,866	37,846
Current portion of long-term debt	10,000	10,000
Advances from employees	207	589
Income taxes payable	2,145	1,498
Total Current Liabilities	85,322	87,910

Deferred income tax liabilities	11,099	10,985
Liabilities related to unrecognized tax benefits	768	768
Deferred compensation payable	8,195	8,500
Deferred credits	2,678	2,721
Long-term debt	218,402	197,593
Other long-term obligation	4,632	4,148
Total Liabilities	331,096	312,625

Stockholders' Equity
Common stock	199,003	197,826
Retained earnings	278,115	273,764
Accumulated other comprehensive income	(4,794)	(5,487)
Total stockholders' equity	472,324	466,103
Total Liabilities and Stockholders' Equity	$803,420	$778,728

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

SALES	$138,077	$129,577

COST OF SALES	77,977	74,194

GROSS PROFIT	60,100	55,383

OPERATING EXPENSES
Selling, general and administrative	41,704	36,885
Research and development	10,588	9,672
Contingent consideration	102	122
Total	52,394	46,679

INCOME FROM OPERATIONS	7,706	8,704

OTHER INCOME (EXPENSE)
Interest income	9	53
Interest (expense)	(1,450)	(1,574)
Other income (expense)	(359)	280
Total other (expense) - net	(1,800)	(1,241)

INCOME BEFORE INCOME TAXES	5,906	7,463

INCOME TAX EXPENSE	1,555	2,289

NET INCOME	$4,351	$5,174

EARNINGS PER COMMON SHARE-
Basic	$0.10	$0.12

Diluted	$0.10	$0.12

AVERAGE COMMON SHARES-
Basic	44,275	43,703

Diluted	44,579	44,145

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three-month periods ended March 31, 2016 and 2015. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that may affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. The constant currency revenue adjustment of $1.9 million for the three-month period ended March 31, 2016 was calculated using the average foreign exchange rates for the first quarter of 2015. The non-GAAP income adjustments referenced in the following table do not reflect stock-based compensation expense of approximately $624,000 and approximately $520,000 for the three-month periods ended March 31, 2016 and 2015, respectively.

MERIT MEDICAL SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015 (UNAUDITED) In thousands, except per share data

	Three Months Ended
	March 31, 2016
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$5,906	(1,555)	4,351	$0.10

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	$3,220	(1,181)	2,039	$0.05
Selling, General & Administrative
Severance	$1,219	(474)	745	$0.02
Acquisition-related (c)	$736	(286)	450	$0.01
Fair value adjustment to contingent consideration (d)	$101	(40)	61	$0.00
Amortization of intangibles	$799	(304)	495	$0.01
Other Income
Amortization of long-term debt issuance costs	$257	(100)	157	$0.00

Adjusted net income	$12,238	(3,940)	8,298	$0.19

Diluted shares				44,579

	Three Months Ended
	March 31, 2015
	Pre-Tax	Tax Impact (a)	After-Tax	Per Share Impact
GAAP net income	$7,463	(2,289)	5,174	$0.12

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	$2,771	(1,053)	1,718	$0.04
Selling, General & Administrative
Severance	$330	(125)	205	$0.00
Fair value adjustment to contingent consideration (d)	$122	(46)	76	$0.00
Amortization of intangibles	$878	(334)	544	$0.01
Long-term asset impairment charge (b)	$14	(5)	9	$0.00
Other Income
Amortization of long-term debt issuance costs	$247	(94)	153	$0.00

Adjusted net income	$11,825	(3,947)	7,878	$0.18

Diluted shares				44,145

(a)	Reflects the tax effect of the non-GAAP adjustments.

(b)	Represents abandoned patents.

(c)	Represents non-recurring costs related to acquisitions.

(d)	Represents changes in the fair value of contingent consideration liabilities and contingent receivables as a result of acquisitions.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves hospitals, acute care facilities and clinics worldwide, with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,900 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Rockland, Massachusetts; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing and Hong Kong, China; Tijuana, Mexico; Joinville, Brazil; Markham, Ontario, Canada, and Melbourne, Australia.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2015 and other filings with the U.S. Securities and Exchange Commission. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize assets acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2015 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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